Exhibit 5.1

May 13, 2003

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, California 94041

Re: IMPAC	Medical Systems, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with a proposed sale by certain stockholders of IMPAC Medical Systems, Inc., a Delaware corporation (the “Company”) of 252,681 shares of common stock, $.001 par value (the “Common Stock”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the 252,681 shares of Common Stock to be sold by the stockholders (of which up to 32,958 shares are to be issued to cover over-allotments, if any) are, as of the date hereof, validly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in the Prospectus included therein, and any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
Orrick, Herrington & Sutcliffe LLP